Exhibit 99.1

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended March 31, 2020 was $432,000, or $0.22 per basic and $0.21 per diluted share, compared to $413,000, or $0.21 per basic and diluted share for the same period in 2019.

    Robert T. Strong, President and CEO commented, “I am pleased to present the Company’s earnings report including an increase in earnings for the quarter ended March 31, 2020.”

    Mr. Strong added, “I find it difficult, however, to focus on the positive nature of the Company’s first quarter earnings in light of the COVID-19 pandemic currently in progress across the country and the world. Instead, I prefer to reflect on the positive attributes and accomplishments of the Quaint Oak Family of Companies Team Members in support of our customers and the communities we serve.  I am pleased to note that we have accomplished the following:

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Moved more than 92% of our Team Members to remote work-from-home status as a result of our forward-thinking in digital banking and completed this within a two-day period which protected both our Team Members and our customers.

•	Accommodated numerous loan customers with payment deferrals.
•	Waived fees on deposit accounts and our cash management services.
•	Increased support to our local food bank.
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Participated in the SBA Paycheck Protection Program and in doing so helped more than 450 small businesses in an approximate amount of $78.4 million through this economically devastating period for them.”

    Mr. Strong continued, “Additional funding for the Paycheck Protection Program will allow us the opportunity to assist more small business owners. Our hope is that the actions and accommodations we have made will support the survival and recovery of our small business community, their families and the families within the community they serve.  We are all connected and with mutual support, we will all get through this together.”

    Mr. Strong concluded, “This pandemic has taken and continues to take a devastating toll on humanity and the world’s economy.  Recovery on both the social and economic fronts will take time. There will be many variable factors involved in this recovery and the return to normalcy, however we may define normal going forward.  It may also take varying amounts of time to absorb the loss of income and rebuild momentum in certain businesses.  As of this time, in the Commonwealth of Pennsylvania we are still under a protective stay at home order through May 8th, with the exception for essential businesses and services.  Our continued and immediate focus is to protect our Team Members and our customers, to work in support of our customers along with the communities we serve.  In essence, to survive COVID-19 and recover together.”

Net income amounted to $432,000 for the three months ended March 31, 2020, an increase of $19,000, or 4.6%, compared to net income of $413,000 for the three months ended March 31, 2019.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in non-interest income of $465,000 and an increase net interest income of $106,000, partially offset by increases in non-interest expense of $520,000, the provision for loan losses of $30,000, and the provision for income taxes of $2,000.

The $106,000 or 5.0% increase in net interest income for the three months ended March 31, 2020 over the comparable period in 2019 was driven by a $269,000, or 7.9%, increase in interest income, partially offset by a $163,000, or 12.9%, increase in interest expense.  The increase in interest income was primarily due to a $32.6 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $223.2 million for the three months ended March 31, 2019 to an average balance of $255.8 million for the three months ended March 31, 2020, and had the effect of increasing interest income $458,000. This increase in interest income was partially offset by a 19 basis point decrease in the yield on average loans receivable, net, including loans held for sale, which decreased from 5.62% for the three months ended March 31, 2019 to 5.43% for the three months ended March 31, 2020, and had the effect of decreasing interest income $123,000. Also offsetting this increase was an $11.9 decrease in average cash and cash equivalents due from banks, interest bearing, which decreased from an average balance of $29.4 million for the three months ended March 31, 2019 to an average balance of $17.5 million for the three months ended March 31, 2020, and had the effect of reducing interest income $62,000.  In addition, this increase was offset by a 73 basis point decrease in the yield on average cash and cash equivalents due from banks, interest bearing, which decreased from 2.10% for the three months ended March 31, 2019 to 1.37% for the three months ended March 31, 2020, and had the effect of decreasing interest income $32,000.

The increase in interest expense was primarily attributable to a $16.1 million increase in average certificate of deposit accounts which increased from an average balance of $172.4 million for the three months ended March 31, 2019 to an average balance of $188.5 million for the three months ended March 31, 2020, and had the effect of increasing interest expense $88,000.  Also contributing to this increase was a seven basis point increase in rate on average certificate of deposit accounts, which increased from 2.19% for the three months ended March 31, 2019 to 2.26% for the three months ended March 31, 2020, and had the effect of increasing interest expense by $35,000.  The increase in interest expense was also due to a $7.6 million increase in average Federal Home Loan Bank borrowings which increased from an average balance of $24.0 million for the three months ended March 31, 2019 to $31.6 million for the three months ended March 31, 2020, and which had the effect of increasing interest expense $34,000.  The average interest rate spread decreased from 2.90% for the three months ended March 31, 2019 to 2.79% for the three months ended March 31, 2020 while the net interest margin decreased from 3.19% for the three months ended March 31, 2019 to 3.07% for the three months ended March 31, 2020.

    The $30,000, or 35.3% increase in the provision for loan losses for the three months ended March 31, 2020 over the three months ended March 31, 2019 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at March 31, 2020. The ratio of the allowance for loan losses to loans outstanding increased to 0.93% at March 31, 2020 from 0.90% at December 31, 2019, primarily from increased allocations for economic factors associated with the COVID-19 pandemic.

The $465,000, or 55.2% increase in non-interest income for the three months ended March 31, 2020 over the comparable period in 2019 was primarily attributable to a $348,000, or 80.4%, increase in net gain on loans held for sale, a $149,000, or 102.8%, increase in mortgage banking and title abstract fees, and a $55,000, or 196.4%, increase in other fees and service charges.  These increases were partially offset by a $106,000 decrease in the gain on the sale of SBA loans.

The $520,000, 22.5% increase in non-interest expense for the three months ended March 31, 2020 over comparable period in 2019 was primarily due to a $352,000, or 21.6%, increase in salaries and employee benefits, a $48,000, or 29.6%, increase in other expense, a $45,000, or 28.1%, increase in occupancy and equipment expense, a $35,000, or 34.3%, increase in data processing expense, and a $32,000, or 39.0%, increase in professional fees. The increase in salaries and benefits is primarily due to expanding and improving the level of staff at the Bank and its subsidiary companies, primarily in the area of lending operations.

The provision for income tax increased $2,000, or 1.1%, from $174,000 for the three months ended March 31, 2019 to $176,000 for the three months ended March 31, 2020 due primarily to the increase in pre-tax income.

The Company’s total assets at March 31, 2020 were $309.4 million, an increase of $6.9 million, or 2.3%, from $302.5 million at December 31, 2019.  This growth in total assets was primarily due to a $4.4 million, or 1.8%, increase, in loans receivable, net, and a $2.0 million, or 22.3%, increase in loans held for sale.  The largest increases within the loan portfolio occurred in commercial real estate loans which increased $4.6 million, or 3.8%, multi-family loans which increased $1.8 million, or 8.2%, and commercial business loans which increased $1.1 million, or 2.3%.  These increases were partially offset by a $3.2 million, or 25.5%, decrease in construction loans.

Total deposits increased $12.9 million, or 5.7%, to $240.4 million at March 31, 2020 from $227.5 million at December 31, 2019. This increase in deposits was primarily attributable to increases of $8.4 million, or 7.8%, in certificates of deposit, $2.5 million, or 9.8%, in money market accounts, and $1.8 million, or 11.7%, in non-interest bearing checking accounts.

Total Federal Home Loan Bank (FHLB) borrowings decreased $6.1 million, or 16.8%, to $30.2 million at March 31, 2019 from $36.3 million at December 31, 2019. Short-term FHLB advances declined from $10.0 million at December 31, 2019 to none at March 31, 2020 as the Company used excess liquidity to pay-off $6.0 million of advances and termed-out $4.0 million of advances at varying maturities.  Long-term FHLB borrowings increased $3.9 million, or 14.9%, from $26.3 million at December 31, 2019 to $30.2 million at March 31, 2020, primarily as a result of the $4.0 million term-out of short-term borrowings.

    Total stockholders’ equity increased $322,000, or 1.2%, to $26.2 million at March 31, 2020 from $25.9 million at December 31, 2019.  Contributing to the increase was net income for the three months ended March 31, 2020 of $432,000, the reissuance of treasury stock for exercised stock options of $53,000, common stock earned by participants in the employee stock ownership plan of $51,000, amortization of stock awards and options under our stock compensation plans of $43,000, and the reissuance of treasury stock under the Bank’s 401(k) Plan of $12,000.  These increases were partially offset by dividends paid of $179,000, the purchase of treasury stock of $67,000, and other comprehensive income, net of $23,000.

Non-performing loans amounted to $859,000 or 0.34% of net loans receivable at March 31, 2020, consisting of six loans, one loan is on non-accrual status and five loans are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $362,000 or 0.15% of net loans receivable at December 31, 2019, consisting of two loans, one loan was on non-accrual status and one loan was 90 days or more past due and accruing interest.  The non-performing loans at March 31, 2020 include four one-to-four family non-owner occupied residential loans, one one-to-four family owner occupied residential loan, and one construction loan, and all are generally well-collateralized or adequately reserved for.  The allowance for loan losses as a percent of total loans receivable was 0.93% at March 31, 2020 and 0.90% at December 31, 2019.

Other real estate owned (OREO) amounted to $1.9 million at March 31, 2020, consisting of four properties that were collateral for a non-performing construction loan.  During the quarter ended March 31, 2020, the Company made $107,000 of capital improvements to the property.  The balance of these OREO properties amounted to $1.8 million at December 31, 2019.  Non-performing assets amounted to $2.8 million, or 0.90% of total assets at March 31, 2020 compared to $2.2 million, or 0.72% of total assets at December 31, 2019.

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, headquartered in Southampton, Pennsylvania and the Bank’s subsidiary companies conduct business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets and a New Britain Township location. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At March 31,	At December 31,
	2020	2019
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$14,943	$14,555
Investment in interest-earning time deposits	9,922	10,172
Investment securities available for sale at fair value	7,332	7,623
Loans held for sale	10,923	8,928
Loans receivable, net of allowance for loan losses (2020: $2,346; 2019: $2,231)	251,088	246,692
Accrued interest receivable	1,528	1,349
Investment in Federal Home Loan Bank stock, at cost	1,340	1,580
Bank-owned life insurance	3,993	3,974
Premises and equipment, net	2,309	2,226
Goodwill	515	515
Other intangible, net of accumulated amortization	307	319
Other real estate owned, net	1,931	1,824
Prepaid expenses and other assets	3,315	2,783
Total Assets	$309,446	$302,540

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$17,619	$15,775
Interest-bearing	222,735	211,683
Total deposits	240,354	227,458
Federal Home Loan Bank advances	30,193	36,271
Subordinated debt	7,873	7,865
Accrued interest payable	313	314
Advances from borrowers for taxes and insurance	1,908	2,780
Accrued expenses and other liabilities	2,576	1,945
Total Liabilities	283,217	276,633
Stockholders’ Equity	26,229	25,907
Total Liabilities and Stockholders’ Equity	$309,446	$302,540

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands)
	For the Three Months Ended
	March 31,
	2020	2019
	(Unaudited)
Interest Income	$3,671	$3,402
Interest Expense	1,428	1,265
Net Interest Income	2,243	2,137
Provision for Loan Losses	115	85
Net Interest Income after Provision for Loan Losses	2,128	2,052
Non-Interest Income	1,307	842
Non-Interest Expense	2,827	2,307
Income before Income Taxes	608	587
Income Taxes	176	174
Net Income	$432	$413

	Three Months Ended
	March 31,
	2020	2019
Per Common Share Data:
Earnings per share – basic	$0.22	$0.21
Average shares outstanding – basic	1,964,132	1,940,363
Earnings per share – diluted	$0.21	$0.21
Average shares outstanding - diluted	2,031,494	1,991,779
Book value per share, end of period	$13.20	$12.22
Shares outstanding, end of period	1,986,836	1,981,091

	Three Months Ended
	March 31,
	2020	2019
Selected Operating Ratios:
Average yield on interest-earning assets	5.02%	5.07%
Average rate on interest-bearing liabilities	2.23%	2.17%
Average interest rate spread	2.79%	2.90%
Net interest margin	3.07%	3.19%
Average interest-earning assets to average interest-bearing liabilities	114.13%	115.03%
Efficiency ratio	79.62%	77.45%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.34%	0.40%
Non-performing assets as a percent of total assets	0.90%	0.93%
Allowance for loan losses as a percent of non-performing loans	272.95%	232.85%
Allowance for loan losses as a percent of total loans receivable	0.93%	0.93%
Texas Ratio (2)	10.06%	10.34%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by consolidated tangible common equity plus the allowance for loan losses.

Contact
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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